FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION
ANNOUNCES SECOND QUARTER 2006 RESULTS

DALLAS, TX — July 25, 2006 — Tuesday Morning Corporation (NASDAQ: TUES) today reported net income for the second quarter ended June 30, 2006 of $2.9 million or $0.07 per diluted share, compared to $10.5 million or $0.25 per diluted share for the second quarter of 2005, a decrease of $7.6 million or $0.18 per diluted share.  For the six-months ended June 30, 2006, net income was $9.4 million or $0.23 per diluted share, compared to $17.2 million or $0.41 per share in the same prior-year period, a decrease of $7.8 million or $0.18 per diluted share.  Year-to-date, for the period ended June 30, 2005, net income and diluted earnings per share for the prior-year six-month period, excluding the after-tax lease adjustment recorded in the first quarter of 2005 were $19.6 million and $0.47 per diluted share.   On a pro-forma basis, adjusting for recognition of stock compensation expense, diluted earnings per share for the second quarter and six-month period ended June 30, 2006 were $0.08 and $0.25, respectively.  Please see the attached table for reconciliation.

As previously reported, net sales for the second quarter of 2006 were $207.7 million, a decrease of 5.1% from $218.8 million for the second quarter last year.  Comparable store sales for the second quarter of 2006 decreased 10.8%.  For the six-month period ended June 30, 2006, sales were $395.4 million, down 2.2%, with a comparable store sales decrease of 7.9%, compared to $404.4 million for the same prior-year period.

“Our average ticket increased year-over-year, however, lower traffic in our stores as a result of well documented economic conditions impacted our comparables.  Challenges remain in the near term, but we believe our product offerings are well positioned for the last six-months of the year,” said Kathleen Mason, President and Chief Executive Officer.

Our full year 2006 guidance estimates annual sales of approximately $945 million, mid-single digit negative comparable stores sales and diluted earnings per share of approximately $1.05 inclusive of an estimated $0.04 - $0.05 per diluted share of stock compensation expense.

Tuesday Morning management will review second quarter financial results in a teleconference call on July 25, 2006 at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 762 stores in 46 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

# # #

Tuesday Morning Corporation
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended June 30,		Six-Months Ended June 30,
	2006	2005	2006	2005
	unaudited		unaudited
Net Sales	$207,669	$218,756	$395,428	$404,350
Cost of sales	133,396	137,338	247,564	250,374
Gross profit	74,273	81,418	147,864	153,976
Selling, general and administrative expenses	69,227	64,672	132,390	126,794
Operating income	5,046	16,746	15,474	27,182

Other income (expense):
Interest expense	(567)	(164)	(753)	(370)
Interest income	2	64	101	98
Other income (expense), net	253	239	386	432
Other income (expense)	(312)	139	(266)	160

Income before income taxes	4,734	16,885	15,208	27,342

Income tax expense	1,835	6,355	5,769	10,146

Net income	$2,899	$10,530	$9,439	$17,196

Earnings Per Share:
Net income per common share:
Basic	$0.07	$0.26	$0.23	$0.42
Diluted	$0.07	$0.25	$0.23	$0.41

Weighted average number of common shares:
Basic	41,384	41,204	41,380	41,167
Diluted	41,626	41,743	41,647	41,714

Reconciliation of Reported Amounts to Non-GAAP Items (See Note)
Net income, as reported	$2,899	$10,530	$9,439	$17,196

Add: GAAP rent, net of tax	—	—	—	2,438

Adjusted net income, ex GAAP rent	2,899	10,530	9,439	19,634

Plus: Stock option expense, net of tax	558	—	1,138	—
Adjusted pro-forma net income	$3,457	$10,530	$10,577	$19,634

Net income per share, diluted, as reported	$0.07	$0.25	$0.23	$0.41

Add: GAAP rent, net of tax	—	—	—	0.06
Adjusted net income per share, diluted	0.07	0.25	0.23	0.47

Add: Stock option expense, net of tax	0.01	—	0.02	—
Adjusted pro-forma net income per share, diluted	$0.08	$0.25	$0.25	$0.47

Note:

The above schedule reconciles non-GAAP financial measures included in this press release to the most comparable GAAP financial measures.  Pro-forma net income per share should not be considered as an alternative to net income per share or other GAAP financial measurements as an indicator of our operating performance.

The GAAP rent adjustment represents a one-time, non-cash cumulative adjustment to record GAAP rent in the first quarter of 2005  to properly reflect pre-opening or build-out periods of our stores prior to January 1, 2005. This correction of accounting practices was made in light of the views of the Office of the Chief Accountant of the Securities and Exchange Commission expressed in a letter of February 7, 2005 to the American Institute of Certified Public Accountants regarding the application of generally accepted accounting principles to operating lease accounting matters.

The Company adopted FAS 123(R), Shared Based Payment, in the first quarter of fiscal 2006.  This accounting standard requires all share- based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value over the requisite service period.  The Company has applied the provisions of the modified prospective transition method in the first quarter of 2006. The Company did not record any stock-based compensation expense in 2005.

Management believes that comparative analysis of operating trends is enhanced by adjusting for these items in order to provide investors with a view of the Company’s operating performance in a manner similar to the method used by management to track performance from period-to-period and improve the investor’s ability to understand underlying trends in the Company’s operations. Because the GAAP rent adjustment is a one-time adjustment, it is not indicative of operating performance for the applicable period, nor should it be used in developing trend analysis for future periods.  Because stock compensation expense was not recorded in 2005, excluding the impact of stock compensation expense in the current year provides enhanced comparability to the prior year.

Tuesday Morning Corporation (continued)
Consolidated Balance Sheets
(in thousands)

	June 30,		Dec 31,
	2006	2005	2005
Assets	unaudited
Current assets:
Cash and cash equivalents	$5,766	$5,486	$43,547
Inventories	241,660	207,742	230,639
Prepaid expenses and other assets	7,413	5,932	7,258
Deferred income taxes	5,071	5,991	5,071
Total current assets	259,910	225,151	286,515

Property and Equipment, net	86,868	87,940	87,786

Other long-term assets:
Deferred financing costs	599	770	685
Other assets	4,930	3,948	4,941

Total Assets	$352,307	$317,809	$379,927

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$72,302	$69,419	$74,975
Accrued liabilities	29,444	33,361	42,372
Income taxes payable	4,736	8,583	16,520
Total current liabilities	106,482	111,363	133,867

Revolving credit facility, excl. current portion	21,000	3,500	—
Deferred rent	4,553	4,304	4,431
Deferred income taxes	6,267	9,051	6,267
Total Liabilities	138,302	128,218	144,565

Stockholders’ equity	214,005	189,591	235,362
Total Liabilities and Stockholders’ Equity	$352,307	$317,809	$379,927

Consolidated Statement of Cash Flows
(in thousands)

	Six-Months Ended June 30,
	2006	2005
	unaudited
Net cash flows from operating activities:
Net income	$9,439	$17,196
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	8,102	6,978
Amortization of financing fees	86	86
Stock compensation expense	1,618	—
Cumulative effect of lease accounting adj.	—	3,898
Other non-cash charges	53	(62)
Net change in operating assets and liabilities	(37,778)	(37,898)

Net cash used in operating activities	(18,480)	(9,802)

Net cash flows from investing activities:
Capital expenditures	(7,184)	(8,586)
Other	—	—

Net cash used in investing activities	(7,184)	(8,586)

Net cash flows from financing activities:
Net borrowings-revolving credit facility	21,000	3,500
Payment of cash dividend	(33,102)	(26,854)
Other	(15)	2,161

Net cash provided by (used in) financing act.	(12,117)	(21,193)

Net decrease in cash and cash equivalents	(37,781)	(39,581)

Cash and cash equivalents, beginning of period	43,547	45,067

Cash and cash equivalents, end of period	$5,766	$5,486